EXHIBIT 23.1

                            CONSENT OF INDEPENDENT AUDITORS


       We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the NUWAVE Technologies, Inc. 1996
Stock Incentive Plan for Employees and Consultants and the Non-Employee
Director Stock Option Plan of our report dated March 10, 1999, with respect to the financial statements of NUWAVE Technologies, Inc. as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 and the amounts for such years included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1998.




                                     /s/ Richard A. Eisner & Company, LLP
                                     ------------------------------------
                                     Richard A. Eisner & Company, LLP


Florham Park, New Jersey
October 27, 1999



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